Exhibit 4.2

JGWPT HOLDINGS INC.
2013 OMNIBUS INCENTIVE PLAN

1.                  Purpose; Establishment. The purpose of this JGWPT Holdings Inc. 2013 Omnibus Incentive Plan (the “Plan”) is to provide an additional incentive to selected officers, employees, non-employee directors and consultants of the Company or its Subsidiaries (as hereinafter defined) whose contributions are essential to the growth and success of the Company’s business, in order to strengthen the commitment of such persons to the Company and its Subsidiaries, motivate such persons to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated persons whose efforts will result in the long-term growth and profitability of the Company. To accomplish such purposes, the Plan provides that the Company may grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Bonuses, Other Stock-Based Awards, Cash Awards or any combination of the foregoing. The Plan shall be effective as of November 7, 2013 (the “Effective Date”).

2.                  Definitions. As used in the Plan, the following definitions apply to the terms indicated below:

(a)	“Administrator” means the Board, or, if and to the extent the Board delegates such responsibility, the Committee in accordance with Section 4 hereof.

(b)	“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. An entity shall be deemed an Affiliate of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

(c)	“Agreement” shall mean the writing evidencing an Award or a notice of an Award delivered to a Participant by the Company.

(d)	“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Stock Bonus, Other Stock-Based Award or Cash Award granted pursuant to the terms of the Plan.

(e)	“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(f)	“Board” shall mean the Board of Directors of the Company.

(g)	“Cash Award” shall mean an Award granted under Section 13 of the Plan.

(h)	“Cause” shall have meaning set forth in the Participant’s employment agreement or similar arrangement with the Company or a Subsidiary; provided that if no such agreement or definition exists, “Cause” shall mean, unless otherwise specified in an Agreement, (i) the Participant’s willful failure to perform his or her duties to the Company and its Affiliates, which duties are commensurate with those of the position for which the Participant is then employed; (ii) the Participant’s failure to follow the express instructions of the Board or the Participant’s direct or indirect supervisors; (iii) any material violation by the Participant of the policies of the Company or an Affiliate thereof set forth in a written code of conduct or similar document and applicable to the Participant that is not cured within five (5) days after notice thereof to the Participant; (iv) any act of gross negligence, fraud or willful misconduct by the Participant materially injuring the interest, business or reputation of the Company or any Affiliate thereof; (v) the Participant’s commission of any felony or any crime involving moral turpitude; (vi) the Participant’s misappropriation or embezzlement of the property of the Company or any Affiliate thereof; or (vii) any material breach by the Participant of any written agreement between the Participant and the Company or any Affiliate thereof.

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(i)	“Change in Control” shall mean the occurrence of an event set forth in any one of the following paragraphs:

(i)	Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding voting securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (I) of paragraph (iii) below;

(ii)	The following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;

(iii)	There is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary with any other corporation or other entity, other than (I) a merger or consolidation which results in (A) the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, more than 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (B) the individuals who comprise the Board immediately prior thereto constituting immediately thereafter at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a Subsidiary, the ultimate parent thereof, or (II) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

(iv)	The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (it being conclusively presumed that any sale or disposition is a sale or disposition by the Company of all or substantially all of its assets if the consummation of the sale or disposition is contingent upon approval by the Company’s stockholders unless the Board expressly determines in writing that such approval is required solely by reason of any relationship between the Company and any other Person or an Affiliate of the Company and any other Person), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity (A) at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition and (B) the majority of whose board of directors immediately following such sale or disposition consists of individuals who comprise the Board immediately prior thereto.

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Notwithstanding the foregoing, (1) a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of Company Stock immediately prior thereto continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions and (2) if required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Change in Control shall be deemed to have occurred for purposes of the payment or settlement of such Award under the Plan only if a “change in the ownership of the corporation,” a “change in effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation,” within the meaning of Section 409A(a)(2)(A)(v) of the Code shall also be deemed to have occurred.

(j)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(k)	“Committee” shall mean a committee of the Board, which shall consist of two or more individuals, each of whom shall qualify as (A) an “outside director” within the meaning of Section 162(m) of the Code, (B) a “nonemployee director” within the meaning of Rule 16b-3 and (C) an “independent director” within the meaning of the New York Stock Exchange Listed Company Manual.

(l)	“Company” shall mean JGWPT Holdings Inc., a Delaware corporation, and, where appropriate, each of its Affiliates and successors.

(m)	“Company Stock” shall mean the Class A common stock of the Company, par value $0.00001 per share.

(n)	“Covered Employee” shall have the meaning ascribed to the term “covered employee” set forth in Section 162(m) of the Code.

(o)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(p)	“Fair Market Value” shall mean, with respect to a share of Company Stock on a particular date, (i) the closing price of Company Stock as quoted on the composite tape of the New York Stock Exchange and published in The Wall Street Journal with respect to such date, or if there is no trading of Company Stock on such date, such price on the next preceding date on which there was trading in such shares, (ii) if the shares of Company Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Company Stock in such over-the-counter market for the last preceding date on which there was a sale of such Company Stock in such market, or (iii) if the shares of Company Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Administrator, in its sole discretion, shall determine in good faith using a reasonable method in accordance with Section 409A of the Code.

(q)	“Good Reason” shall have meaning set forth in the Participant’s employment agreement with the Company; and if no such agreement or definition exists, “Good Reason” shall not apply to the Participant unless otherwise specified in an Agreement.

(r)	“Incentive Stock Option” shall mean an Option that qualifies as an “incentive stock option” within the meaning of Section 422 of the Code, or any successor provision, and which is designated by the Administrator as an Incentive Stock Option.

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(s)	“Nonqualified Stock Option” shall mean an Option other than an Incentive Stock Option.

(t)	“Option” shall mean an option to purchase shares of Company Stock granted pursuant to Section 7.

(u)	“Other Stock-Based Award” shall mean an Award granted pursuant to Section 12 hereof.

(v)	“Participant” shall mean an officer, employee, non-employee director or consultant of the Company or a Subsidiary to whom an Award is granted pursuant to the Plan.

(w)	“Performance Goals” shall mean (i) earnings, including one or more of operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, adjusted EBITDA, economic earnings, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income, after-tax income or adjusted net income; (iii) earnings per share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) cumulative earnings per share growth; (xiii) operating margin or profit margin; (xiv) cost targets, reductions and savings, productivity and efficiencies; (xv) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation and/or information technology goals, goals relating to acquisitions, divestitures, joint ventures and/or similar transactions and/or goals relating to budget comparisons; (xvi) personal professional objectives, including, without limitation, any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and (xvii) any combination of, or a specified increase or decrease in, any of the foregoing. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, an Affiliate thereof, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Administrator. The Performance Goals may be subject to a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Each of the Performance Goals shall be determined, where applicable and except as otherwise provided by the Administrator, in accordance with generally accepted accounting principles (to the extent applicable) and shall be subject to certification by the Administrator; provided that the Administrator shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Affiliate thereof or the financial statements of the Company or any Affiliate thereof, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

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(x)	“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any Subsidiary thereof, (ii) JLL Partners, Inc. or any Affiliate thereof, (iii) DLJ Merchant Banking Partners IV, L.P. or any Affiliate thereof, (iv) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary thereof, (v) an underwriter temporarily holding securities pursuant to an offering of such securities, or (vi) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(y)	“Qualifying Termination” shall mean a termination of employment by the Company other than for Cause or by the Participant with Good Reason.

(z)	“Restricted Stock” shall mean a share of Company Stock which is granted pursuant to the terms of Section 9 hereof and which is subject to restrictions as set forth in Section 9(d).

(aa)	“Restricted Stock Unit” shall mean the right, granted pursuant to Section 10, to receive the Fair Market Value of a share of Company Stock or, in the case of an Award denominated in cash, to receive the amount of cash per unit that is determined by the Administrator in connection with the Award.

(bb)	“Retirement” shall mean termination of a Participant’s employment, other than for Cause, on or after the date on which the Participant has both (a) achieved ten years of employment or service and (b) attained age 65.

(cc)	“Rule 16b-3” shall mean the Rule 16b-3 promulgated under the Exchange Act, as amended from time to time.

(dd)	“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

(ee)	“Stock Appreciation Right” shall mean the right to receive, upon exercise of the right, the applicable amounts as described in Section 8.

(ff)	“Stock Bonus” shall mean a bonus payable in fully vested shares of Company Stock granted pursuant to Section 11.

(gg)	“Subsidiary” shall mean, with respect to any person, as of any date of determination, any other person as to which such first person owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other person. For purposes of this definition “person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.

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3.	Stock Subject to the Plan; Certain Limitations; Adjustments.

(a)	Shares Available for Awards. The maximum number of shares of Company Stock reserved for issuance under the Plan shall be 2,907,862 shares (subject to adjustment as provided by Section 3(c)), all of which may be granted in respect of Options (including Incentive Stock Options) or Stock Appreciation Rights. Such shares may be authorized but unissued shares of Company Stock or authorized and issued shares of Company Stock held in the Company’s treasury.

(b)	Individual Awards. Notwithstanding anything in this Plan to the contrary, and subject to adjustment as provided by Section 3(c), from and after such time as the Plan is subject to Section 162(m) of the Code:

(i)	No individual (including an individual who is likely to be a Covered Employee) will be granted Options or Stock Appreciation Rights for more than 25% of the shares of Company Stock reserved for issuance under the Plan as of the Effective Date (subject to adjustment as provided by Section 3(c)) during any calendar year.

(ii)	No individual who is likely to be a Covered Employee with respect to a calendar year will be granted (A) Restricted Stock, Restricted Stock Units, a Stock Bonus or Other Stock-Based Awards for more than 25% of the shares of Company Stock reserved for issuance under the Plan as of the Effective Date (subject to adjustment as provided by Section 3(c)) during such calendar year or (B) a Cash Award in cash in excess of $5,000,000 during such calendar year.

(c)	Adjustment for Change in Capitalization. In the event that any special or extraordinary dividend or other extraordinary distribution is declared (whether in the form of cash, Company Stock, or other property), or there occurs any recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event, the Administrator shall adjust, as it deems necessary or appropriate, (1) the number and kind of shares of stock which may thereafter be issued in connection with Awards, (2) the number and kind of shares of stock or other property, including cash, issued or issuable in respect of outstanding Awards, (3) the exercise price, grant price or purchase price relating to any Award, and (4) the limitations set forth in Sections 3(a) and (b); provided that, with respect to Incentive Stock Options, such adjustment shall be made in accordance with Section 424 of the Code; and provided further that no such adjustment shall cause any Award hereunder which is or becomes subject to Section 409A of the Code to fail to comply with the requirements of such section.

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(d)	Reuse of Shares. If any shares of Company Stock subject to an Award are forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of shares to the Participant, the shares of Company Stock with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan. Notwithstanding the foregoing, shares of Company Stock that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Option or Stock Appreciation Right under the Plan, as well as any shares of Company Stock exchanged by a Participant or withheld by the Company or any Subsidiary to satisfy the tax withholding obligations related to any Option or Stock Appreciation Right under the Plan, shall not be available for subsequent Awards under the Plan, and notwithstanding that a Stock Appreciation Right is settled by the delivery of a net number of shares of Company Stock, the full number of shares of Company Stock underlying such Stock Appreciation Right shall not be available for subsequent Awards under the Plan. Upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be cancelled to the extent of the number of shares of Company Stock as to which the Award is exercised and, notwithstanding the foregoing, such number of shares shall no longer be available for Awards under the Plan. In addition, (i) to the extent an Award is denominated in shares of Company Stock, but paid or settled in cash, the number of shares of Company Stock with respect to which such payment or settlement is made shall again be available for grants of Awards pursuant to the Plan and (ii) shares of Company Stock underlying Awards that can only be settled in cash shall not be counted against the aggregate number of shares of Company Stock available for Awards under the Plan.

4.                  Administration of the Plan. The Plan shall be administered by the Administrator. The Administrator shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority (i) to grant Awards; (ii) to determine the individuals to whom and the time or times at which Awards shall be granted; (iii) to determine the type and number of Awards to be granted, the number of shares of Company Stock or cash or other property to which an Award may relate and the terms, conditions, restrictions and performance criteria relating to any Award; (iv) to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged, or surrendered; (v) to determine whether an Award may be settled in cash and/or shares of Company Stock; (vi) to construe and interpret the Plan and any Award; (vii) to prescribe, amend and rescind rules and regulations relating to the Plan; (viii) to determine the terms and provisions of Agreements; and (ix) to make all other determinations deemed necessary or advisable for the administration of the Plan. The Administrator may, in its sole and absolute discretion, without amendment to the Plan, (a) accelerate the date on which any Option or Stock Appreciation Right becomes exercisable, (b) waive or amend the operation of Plan provisions respecting exercise after termination of employment or service (provided that the term of an Option or Stock Appreciation Right may not be extended beyond ten years from the date of grant or the original term of the Option or Stock Appreciation Right, if less), (c) accelerate the vesting date, or waive any condition imposed hereunder, with respect to any share of Restricted Stock, Restricted Stock Unit, Stock Bonus or Other Stock-Based Award, and (d) otherwise adjust any of the terms applicable to any such Award in a manner consistent with the terms of the Plan and applicable law.

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5.                  Eligibility. The individuals who shall be eligible to receive Awards under the Plan shall be such employees of the Company and its Subsidiaries (including officers of the Company and its Subsidiaries, whether or not they are directors of the Company), consultants to the Company and non-employee directors of the Company as the Administrator shall select from time to time. The grant of an Award hereunder in any year to any individual shall not entitle such individual to a grant of an Award in any future year.

6.                  Awards Under the Plan; Agreement. The Administrator may grant Awards in such amounts and with such terms and conditions as the Administrator shall determine, subject to the provisions of the Plan. Each Award granted under the Plan (except an unconditional Stock Bonus) shall be evidenced by an Agreement which shall contain such provisions as the Administrator may in its sole discretion deem necessary or desirable and which are not in conflict with the terms of the Plan. By accepting an Award, a Participant shall be deemed to agree that the Award shall be subject to all of the terms and provisions of the Plan and the applicable Agreement.

7.	Options.

(a)	Identification of Options. Each Option shall be clearly identified in the applicable Agreement as either an Incentive Stock Option or a Nonqualified Stock Option. All Options shall be non-transferable, except by will or the laws of descent and distribution or except as otherwise determined by the Administrator for estate planning purposes with respect to a Nonqualified Stock Option.

(b)	Exercise Price. Each Agreement with respect to an Option shall set forth the amount per share (the “option exercise price”) payable by the Participant to the Company upon exercise of the Option. The option exercise price shall be equal to or greater than the Fair Market Value of a share of Company Stock on the date of grant. Other than with respect to an adjustment described in Section 3(c), in no event shall the exercise price of an Option be reduced following the grant of an Option, nor shall an Option be cancelled in exchange for a replacement Option with a lower exercise price or in exchange for another type of Award or cash payment without stockholder approval.

(c)	Term and Exercise of Options.

(i)	Each Option shall become exercisable at the time or times determined by the Administrator and set forth in the applicable Agreement. At the time of grant of an Option, the Administrator may impose such restrictions or conditions to the exercisability of the Option as it, in its absolute discretion, deems appropriate, including, but not limited to, achievement of performance criteria. Subject to Section 7(d) hereof, the Administrator shall determine and set forth in the applicable Agreement the expiration date of each Option, which shall be no later than the tenth anniversary of the date of grant of the Option.

(ii)	An Option shall be exercised by delivering the form of notice of exercise provided by the Company or in such other form as approved by the Company. Payment for shares of Company Stock purchased upon the exercise of an Option shall be made on the effective date of such exercise by one or a combination of the following means: (A) in cash or by personal check, certified check, bank cashier’s check or wire transfer; (B) in shares of Company Stock owned by the Participant and valued at their Fair Market Value on the effective date of such exercise; (C) broker assisted cashless exercise or net exercise; or (D) by any such other method as the Administrator may from time to time authorize in its sole discretion. Except as authorized by the Administrator, any payment in shares of Company Stock shall be effected by the delivery of such shares to the Secretary of the Company (or his designee), duly endorsed in blank or accompanied by stock powers duly executed in blank, together with any other documents and evidences as the Secretary of the Company shall require.

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(iii)	Shares of Company Stock purchased upon the exercise of an Option shall, as determined by the Administrator, be evidenced by a book entry record or certificate issued in the name of or for the account of the Participant or other individual entitled to receive such shares, and delivered to the Participant or such other individual as soon as practicable following the effective date on which the Option is exercised.

(d)	Provisions Relating to Incentive Stock Options. Incentive Stock Options may only be granted to employees of the Company and its Subsidiaries, in accordance with the provisions of Section 422 of the Code. To the extent that the aggregate Fair Market Value of shares of Company Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company or a Subsidiary shall exceed $100,000, such Options shall be treated as Nonqualified Stock Options. For purposes of this Section 7(d), Fair Market Value shall be determined as of the date on which each such Incentive Stock Option is granted. No Incentive Stock Option may be granted to an individual if, at the time of the proposed grant, such individual owns (or is deemed to own under the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company unless (A) the exercise price of such Incentive Stock Option is at least 110% of the Fair Market Value of a share of Company Stock at the time such Incentive Stock Option is granted and (B) such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted. For purposes of the grant of Incentive Stock Options, a “Subsidiary” shall mean a “subsidiary corporation” as defined in Section 424(f) of the Code.

(e)	Effect of Termination of Employment (or Provision of Services). Except as may otherwise be provided in the applicable Agreement, and subject to the Administrator’s authority under Section 4 hereof:

(i)	In the event that the employment of a Participant with the Company and its Subsidiaries (or the Participant’s service to the Company and its Subsidiaries) shall terminate for any reason other than (A) Cause, (B) death, (C) disability or (D) Retirement, each Option granted to such Participant that is outstanding and exercisable as of the date of such termination shall remain exercisable for the 90-day period immediately following such termination, but in no event following the expiration of its term, and any Option that is not exercisable as of the date of such termination shall be terminated at the time of such termination.

(ii)	In the event that the employment of a Participant with the Company and its Subsidiaries (or the Participant’s service to the Company and its Subsidiaries) shall terminate on account of the Participant’s death, disability or Retirement, each Option granted to such Participant that is outstanding and exercisable as of the date of such termination shall remain exercisable for the one-year period immediately following such termination, but in no event following the expiration of its term, and any Option that is not exercisable as of the date of such termination shall be terminated at the time of such termination.

(iii)	In the event that the employment of a Participant with the Company and its Subsidiaries (or the Participant’s service to the Company and its Subsidiaries) shall be terminated for Cause, each outstanding Option granted to such Participant (whether exercisable or not exercisable) shall terminate at the commencement of business on the date of such termination.

(f)	Leave of Absence. In the case of any Participant on an approved leave of absence, the Administrator may make such provision respecting the continuance of the Option while in the employ or service of the Company as it may deem equitable, except that in no event may an Option be exercised after the expiration of its term.

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8.	Stock Appreciation Rights.

(a)	Grant; Term. A Stock Appreciation Right may be granted in connection with an Option, either at the time of grant or, with respect to a Nonqualified Stock Option, at any time thereafter during the term of the Option, or may be granted unrelated to an Option. At the time of grant of a Stock Appreciation Right, the Administrator may impose such restrictions or conditions to the exercisability of the Stock Appreciation Right as it, in its absolute discretion, deems appropriate, including, but not limited to, achievement of performance criteria. The term of a Stock Appreciation Right granted without relationship to an Option shall not exceed ten years from the date of grant. In addition, the exercise price of a Stock Appreciation Right shall be equal to or greater than the Fair Market Value of a share of Company Stock on the date of grant.

(b)	Tandem Awards. A Stock Appreciation Right related to an Option shall require the holder, upon exercise, to surrender such Option with respect to the number of shares as to which such Stock Appreciation Right is exercised, in order to receive payment of any amount computed pursuant to Section 8(d). Such Option will, to the extent surrendered, then cease to be exercisable.

(c)	Transferability. Subject to Section 8(h) and to such rules and restrictions as the Administrator may impose, a Stock Appreciation Right granted in connection with an Option will be exercisable at such time or times, and only to the extent that a related Option is exercisable. All Stock Appreciation Rights shall be non-transferable (except to the extent that such related Option may be transferable), except by will or the laws of descent and distribution or except as otherwise determined by the Administrator for estate planning purposes.

(d)	Exercise. Upon the exercise of a Stock Appreciation Right whether related or unrelated to an Option, the holder will be entitled to receive payment of an amount determined by multiplying:

(i)	the excess of the Fair Market Value of a share of Company Stock on the date of exercise of such Stock Appreciation Right over the exercise price of the Stock Appreciation Right, by

(ii)	the number of shares as to which such Stock Appreciation Right is exercised.

(e)	Limitations. Notwithstanding subsection (d) above, the Administrator may place a limitation on the amount payable upon exercise of a Stock Appreciation Right. Any such limitation must be determined as of the date of grant and noted in the applicable Agreement.

(f)	Form of Settlement. Payment of the amount determined under subsection (d) above may be made solely in whole shares of Company Stock valued at their Fair Market Value on the date of exercise of the Stock Appreciation Right or alternatively, in the sole discretion of the Administrator, solely in cash or a combination of cash and shares, in each case as set forth in the applicable Award Agreement. If the Administrator decides that payment will be made in shares of Company Stock, and the amount payable results in a fractional share, payment for the fractional share will be made in cash.

(g)	No Repricing. Other than with respect to an adjustment described in Section 3(c), in no event shall the exercise price with respect to a Stock Appreciation Right be reduced following the grant of a Stock Appreciation Right, nor shall a Stock Appreciation Right be cancelled in exchange for a replacement Stock Appreciation Right with a lower exercise price or in exchange for another type of Award or cash payment without stockholder approval.

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(h)	Effect of Termination of Employment (or Provision of Services). Except as may otherwise be provided in the applicable Agreement, and subject to the Administrator’s authority under Section 4 hereof:

(i)	In the event that the employment of a Participant with the Company and its Subsidiaries (or the Participant’s service to the Company and its Subsidiaries) shall terminate for any reason other than (A) Cause, (B) death, (C) disability or (D) Retirement, each Stock Appreciation Right granted to such Participant that is outstanding and exercisable as of the date of such termination shall remain exercisable for the 90-day period immediately following such termination, but in no event following the expiration of its term, and any Stock Appreciation Right that is not exercisable as of the date of such termination shall be terminated at the time of such termination.

(ii)	In the event that the employment of a Participant with the Company and its Subsidiaries (or the Participant’s service to the Company and its Subsidiaries) shall terminate on account of the Participant’s death, disability or Retirement, each Stock Appreciation Right granted to such Participant that is outstanding and exercisable as of the date of such termination shall remain exercisable for the one-year period immediately following such termination, but in no event following the expiration of its term, and any Stock Appreciation Right that is not exercisable as of the date of such termination shall be terminated at the time of such termination.

(iii)	In the event that the employment of a Participant with the Company and its Subsidiaries (or the Participant’s service to the Company and its Subsidiaries) shall be terminated for Cause, each outstanding Stock Appreciation Right granted to such Participant (whether exercisable or not exercisable) shall terminate at the commencement of business on the date of such termination.

(i)	Leave of Absence. In the case of any Participant on an approved leave of absence, the Administrator may make such provision respecting the continuance of the Stock Appreciation Right while in the employ or service of the Company as it may deem equitable, except that in no event may a Stock Appreciation Right be exercised after the expiration of its term.

9.	Restricted Stock.

(a)	Price. At the time of the grant of shares of Restricted Stock, the Administrator shall determine the price, if any, to be paid by the Participant for each share of Restricted Stock subject to the Award.

(b)	Vesting Date. At the time of the grant of shares of Restricted Stock, the Administrator shall establish a vesting date or vesting dates with respect to such shares. The Administrator may divide such shares into classes and assign a different vesting date for each class. Provided that all conditions to the vesting of a share of Restricted Stock are satisfied, and subject to Section 9(h), upon the occurrence of the vesting date with respect to a share of Restricted Stock, such share shall vest and the restrictions of Section 9(d) shall lapse.

(c)	Conditions to Vesting. At the time of the grant of shares of Restricted Stock, the Administrator may impose such restrictions or conditions to the vesting of such shares as it, in its absolute discretion, deems appropriate, including, but not limited to, achievement of performance criteria. The Administrator may also provide that the vesting or forfeiture of shares of Restricted Stock may be based upon the achievement of, or failure to achieve, certain levels of performance and may provide for partial vesting of Restricted Stock in the event that the maximum level of performance is not met if the minimum level of performance has been equaled or exceeded.

(d)	Restrictions on Transfer Prior to Vesting. Prior to the vesting of a share of Restricted Stock, such Restricted Stock may not be transferred, assigned or otherwise disposed of, and no transfer of a Participant’s rights with respect to such Restricted Stock, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted. Immediately upon any attempt to transfer such rights, such shares, and all of the rights related thereto, shall be forfeited by the Participant.

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(e)	Dividends on Restricted Stock. The Administrator in its discretion may require that any dividends paid on shares of Restricted Stock be held in escrow until all restrictions on such shares have lapsed.

(f)	Issuance of Certificates. The Administrator may, upon such terms and conditions as it determines, provide that (1) a certificate or certificates representing the shares of Restricted Stock shall be registered in the Participant’s name and bear an appropriate legend specifying that such shares are not transferable and are subject to the provisions of the Plan and the restrictions, terms and conditions set forth in the applicable Agreement, (2) such certificate or certificates shall be held in escrow by the Company on behalf of the Participant until such shares become vested or are forfeited or (3) the Participant’s ownership of the Restricted Stock shall be registered by the Company in book entry form.

(g)	Consequences of Vesting. Upon the vesting of a share of Restricted Stock pursuant to the terms hereof, the restrictions of Section 9(d) shall lapse with respect to such share. Following the date on which a share of Restricted Stock vests, the Company shall, as determined by the Administrator, make a book entry record of such share or cause to be delivered to the Participant to whom such share was granted, a certificate evidencing such share, either of which may bear a restrictive legend, if the Administrator determines such a legend to be appropriate.

(h)	Effect of Termination of Employment (or Provision of Services). Except as may otherwise be provided in the applicable Agreement, and subject to the Administrator’s authority under Section 4 hereof, upon the termination of a Participant’s employment with the Company and its Subsidiaries (or the Participant’s service to the Company and its Subsidiaries) for any reason, any and all shares to which restrictions on transferability apply shall be immediately forfeited by the Participant and transferred to, and reacquired by, the Company. In the event of a forfeiture of shares pursuant to this section, the Company shall repay to the Participant (or the Participant’s estate) any amount paid by the Participant for such shares.

10.	Restricted Stock Units.

(a)	Vesting Date. At the time of the grant of Restricted Stock Units, the Administrator shall establish a vesting date or vesting dates with respect to such units. The Administrator may divide such units into classes and assign a different vesting date for each class. Provided that all conditions to the vesting of the Restricted Stock Units imposed pursuant to Section 10(c) are satisfied, and subject to Section 10(d), upon the occurrence of the vesting date with respect to the Restricted Stock Units, such units shall vest.

(b)	Benefit Upon Vesting. Unless otherwise provided in an Agreement, upon the vesting of Restricted Stock Units, the Participant shall be paid, within 30 days of the date on which such units vest, an amount, in cash and/or shares of Company Stock, as determined by the Administrator. In the case of Awards denominated in shares of Company Stock, the amount per Restricted Stock Unit shall be equal to the sum of (1) the Fair Market Value of a share of Company Stock on the date on which such Restricted Stock Unit vests and (2) the aggregate amount of cash dividends paid with respect to a share of Company Stock during the period commencing on the date on which the Restricted Stock Unit was granted and terminating on the date on which such unit vests. In the case of Awards denominated in cash, the amount per Restricted Stock Unit shall be equal to the cash value of the Restricted Stock Unit on the date on which such Restricted Stock Unit vests.

(c)	Conditions to Vesting. At the time of the grant of Restricted Stock Units, the Administrator may impose such restrictions or conditions to the vesting of such units as it, in its absolute discretion, deems appropriate, including, but not limited to, achievement of performance criteria.

(d)	Effect of Termination of Employment (or Provision of Services). Except as may otherwise be provided in the applicable Agreement, and subject to the Administrator’s authority under to Section 4 hereof, Restricted Stock Units that have not vested, together with any dividend equivalents deemed to have been credited with respect to such unvested units, shall be forfeited upon the Participant’s termination of employment (or upon cessation of such Participant’s services to the Company) for any reason.

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11.              Stock Bonuses. In the event that the Administrator grants a Stock Bonus, the shares of Company Stock constituting such Stock Bonus shall, as determined by the Administrator, be evidenced by a book entry record or a certificate issued in the name of the Participant to whom such grant was made and delivered to such Participant as soon as practicable after the date on which such Stock Bonus is payable.

12.              Other Stock-Based Awards. Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Company Stock, including but not limited to dividend equivalents, may be granted either alone or in addition to other Awards (other than in connection with Options or Stock Appreciation Rights) under the Plan. Subject to the provisions of the Plan, the Administrator shall have sole and complete authority to determine the individuals to whom and the time or times at which such Other Stock-Based Awards shall be granted, the number of shares of Company Stock to be granted pursuant to such Other Stock-Based Awards, or the manner in which such Other Stock-Based Awards shall be settled (e.g., in shares of Company Stock or cash), or the conditions to the vesting and/or payment or settlement of such Other Stock-Based Awards (which may include, but not be limited to, achievement of performance criteria) and all other terms and conditions of such Other Stock-Based Awards.

13.              Cash Awards. The Administrator may grant awards that are payable solely in cash, as deemed by the Administrator to be consistent with the purposes of the Plan, and such Cash Awards shall be subject to the terms, conditions, restrictions and limitations determined by the Administrator, in its sole discretion, from time to time. Cash Awards may be granted with value and payment contingent upon the achievement of performance criteria.

14.              Special Provisions Regarding Certain Awards. The Administrator may make Awards hereunder to Covered Employees (or to individuals whom the Administrator believes may become Covered Employees) that are intended to qualify as performance-based compensation under Section 162(m) of the Code. The exercisability and/or payment of such Awards may be subject to the achievement of performance criteria based upon one or more Performance Goals and to certification of such achievement in writing by the Committee. Such performance criteria shall be established in writing by the Committee not later than the time period prescribed under Section 162(m) and the regulations thereunder. All provisions of such Awards which are intended to qualify as performance-based compensation under Section 162(m) of the Code shall be construed in a manner to so comply.

15.	Change in Control Provisions. Unless otherwise provided by the Administrator or in the applicable Award Agreement or otherwise, and subject to Section 3(c), in the event of a Change in Control:

(a)	With respect to each outstanding Award that is assumed or substituted in connection with a Change in Control, in the event of a Qualifying Termination of a Participant’s employment or service during the 24-month period following such Change in Control, (i) such Award shall become fully vested and exercisable, (ii) the restrictions, payment conditions, and forfeiture conditions applicable to any such Award granted shall lapse, and (iii) any performance conditions imposed with respect to such Award shall be deemed to be achieved at target performance levels.

(b)	With respect to each outstanding Award that is not assumed or substituted in connection with a Change in Control, immediately upon the occurrence of the Change in Control, (i) such Award shall become fully vested and exercisable, (ii) the restrictions, payment conditions, and forfeiture conditions applicable to any such Award granted shall lapse, and (iii) any performance conditions imposed with respect to such Award shall be deemed to be achieved at target performance levels.

(c)	For purposes of this Section 15, an Award shall be considered assumed or substituted for if, following the Change in Control, the Award is of substantially comparable value and remains subject to the same terms and conditions that were applicable to the Award immediately prior to the Change in Control except that, if the Award related to shares of Company Stock, the Award instead confers the right to receive common stock of the acquiring or ultimate parent entity.

(d)	Notwithstanding any other provision of the Plan, in the event of a Change in Control, except as would otherwise result in adverse tax consequences under Section 409A of the Code, the Administrator may, in its discretion, provide that each Award shall, immediately upon the occurrence of a Change in Control, be cancelled in exchange for a payment in cash or securities in an amount equal to (i) the excess of the consideration paid per share of Company Stock in the Change in Control over the exercise or purchase price (if any) per share of Company Stock subject to the Award multiplied by (ii) the number of shares of Company Stock granted under the Award.

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16.              Rights as a Stockholder. No individual shall have any rights as a stockholder with respect to any shares of Company Stock covered by or relating to any Award until the date of record issuance of such shares of Company Stock in the books of the Company or the issuance of a stock certificate with respect to such shares. Except for adjustments provided in Section 3(c), no adjustment to any Award shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

17.              No Employment Rights; No Right to Award. Nothing contained in the Plan or any Agreement shall confer upon any individual any right with respect to the continuation of employment by or provision of services to the Company or interfere in any way with the right of the Company, subject to the terms of any separate agreement to the contrary, at any time to terminate such employment or service or to increase or decrease the compensation of such individual. No individual shall have any claim or right to receive an Award hereunder. The Administrator’s granting of an Award to a Participant at any time shall neither require the Administrator to grant any other Award to such Participant or other individual at any time nor preclude the Administrator from making subsequent grants to such Participant or any other individual.

18.	Securities Matters and Regulations.

(a)	Notwithstanding anything herein to the contrary, the obligation of the Company to sell or deliver Company Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Administrator. The Administrator may require, as a condition of the issuance and delivery of certificates evidencing shares of Company Stock pursuant to the terms hereof, that the recipient of such shares make such agreements and representations, and that such certificates bear such legends, as the Administrator, in its sole discretion, deems necessary or advisable.

(b)	Each Award is subject to the requirement that, if at any time the Administrator determines that the listing, registration or qualification of Company Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Company Stock, no such Award shall be granted or payment made or Company Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Administrator.

(c)	In the event that the disposition of Company Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Company Stock shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Administrator may require a Participant receiving Company Stock pursuant to the Plan, as a condition precedent to receipt of such Company Stock, to represent to the Company in writing that the Company Stock acquired by such Participant is acquired for investment only and not with a view to distribution.

19.              Withholding Taxes. Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any applicable withholding tax requirements related thereto. Whenever shares of Company Stock are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any applicable withholding tax requirements related thereto. With the approval of the Administrator, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery shares of Company Stock having a value equal to the minimum amount of tax required to be withheld. Such shares shall be valued at their Fair Market Value on the date of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such a withholding election may be made with respect to all or any portion of the shares to be delivered pursuant to an Award.

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20.              Notification of Election Under Section 83(b) of the Code. If any Participant shall, in connection with the acquisition of shares of Company Stock under the Plan, make the election permitted under Section 83(b) of the Code, such Participant shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service.

21.              Notification Upon Disqualifying Disposition Under Section 421(b) of the Code. Each Agreement with respect to an Incentive Stock Option shall require the Participant to notify the Company of any disposition of shares of Company Stock issued pursuant to the exercise of such Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) within 10 days of such disposition.

22.              Amendment or Termination of the Plan. The Board may, at any time, suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that stockholder approval shall be required for any such amendment if and to the extent such approval is required in order to comply with applicable law or stock exchange listing requirement. Nothing herein shall restrict the Administrator’s ability to exercise its discretionary authority pursuant to Sections 3 and 4, which discretion may be exercised without amendment to the Plan. No action hereunder may, without the consent of a Participant, reduce the Participant’s rights under any outstanding Award.

23.              Transfers Upon Death. Upon the death of a Participant, outstanding Awards granted to such Participant may be exercised only by the executor or administrator of the Participant’s estate or by individual who shall have acquired the right to such exercise by will or by the laws of descent and distribution. No transfer of an Award by will or the laws of descent and distribution shall be effective to bind the Company unless the Administrator shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Administrator may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Participant and to be bound by the acknowledgments made by the Participant in connection with the grant of the Award.

24.              Expenses and Receipts. The expenses of the Plan shall be paid by the Company. Any proceeds received by the Company in connection with any Award may be used for general corporate purposes.

25.              Term of Plan. Unless earlier terminated by the Board pursuant to Section 22, the right to grant Awards under the Plan shall terminate on the tenth anniversary of the Effective Date. Awards outstanding at Plan termination shall remain in effect according to their terms and the provisions of the Plan.

26.              Participant Rights. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants.

27.              Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company.

28.              No Fractional Shares. No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan. The Administrator shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

29.              Beneficiary. A Participant may file with the Administrator a written designation of a beneficiary on such form as may be prescribed by the Administrator and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

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30.              Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

31.              Severability. If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.

32.              Applicable Law. Except to the extent preempted by any applicable federal law, the Plan shall be construed and administered in accordance with the laws of the State of Delaware without reference to its principles of conflicts of law.

33.              Clawback. Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

34.              Section 409A Compliance. The Plan as well as payments and benefits under the Plan are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment with the Company for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Any payments described in the Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A of the Code, the settlement and payment of such awards shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.

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